EXHIBIT 10.7
October 17, 2007
Mr. Jim T. Wright
10 Hillswick Rd
Tryon, NC 28782
Re: Offer letter
Dear Jim,
We are pleased to offer you the position of Senior Vice-President, Human Resources, in the new AbitibiBowater, Inc. The following are details as agreed upon on this date:
Location:
For the time being, you may maintain an office in the Greenville, South Carolina area and you will continue to be an employee of Bowater Incorporated, as well as AbitibiBowater. During this interim time, you will be paid by Bowater Incorporated. However, you will be required eventually to relocate to the head office located in Montreal. The effective relocation date will be discussed and determined in the year 2008.
Effective Date:
The effective date is the closing of the merger (the “Closing Date”). This offer is contingent on the conclusion of the merger and your being authorized to work in Canada.
Compensation:
Your annual base salary, effective on the Closing Date, will be US$340,000. You will be eligible to participate in a short-term incentive plan with a target level of 50% of your base salary.
We will request that the Human Resources and Compensation Committee (“HRCC”) of the new company approve base compensation and incentive targets for the new executive team and approve several compensation redesigns. We expect to terminate the current 2007 Annual Incentive Plan on the Closing Date and to pay the resulting bonus as soon as practicable. We will substitute a new plan for the remainder of 2007 and all of 2008 emphasizing the achievement of synergies.
Additionally, for executives at your level, we will request an equity award tied to synergy achievement. We anticipate continuing annual equity grants of similar value as you currently receive and a target level of ownership of common shares may be required. Previous equity awards will roll-over into the new company and will be paid according to the initial payout schedule.

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You will also be eligible for a perquisite allowance of US$12,000 per year as well as a complete annual medical examination and an additional benefit value of up to US$5,000 for US tax preparation.
Others:
(1)	You will participate in the company’s benefit plans.

(2)	Following the merger, the new company intends to harmonize certain benefits offered to salaried employees, including senior executives, which may lead to changes in the current benefits. You will be informed about any changes at the appropriate time.

(3)	Subject to the approval of the HRCC, you will be covered by an employment agreement and a new Change in Control agreement.

(4)	In addition, you will be eligible for the company’s international relocation policy to assist you with your move to Montreal. In order to facilitate the process, we have assigned Paula Ferreira to facilitate and coordinate all aspects of your relocation. Please feel free to contact her at your earliest convenience at (514) 954-2988 or ferreirap@bowater.com. Please refer to the enclosed policy for more details. The relocation benefits will include a lump sum of $104,649 as a housing and cost of living offset, which will be payable only when you begin the relocation process, and will be subject to Canadian taxes. This payment includes an amount attributable to the higher Canadian tax rate.
We are excited about the prospects of the combination of the two companies and look forward to having you joining us on the leadership team. It will be a challenge.
Please acknowledge receipt of this offer letter and agreement with its terms by signing the two originals and returning one copy.

/s/ John W. Weaver	/s/ David J. Paterson

John W. Weaver	David J. Paterson
Executive Chairman	President and Chief Executive Officer

I accept this offer:

/s/ Jim T. Wright

Jim T. Wright	Date

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